Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This sets forth the terms of an Amendment to the Employment Agreement made as of January 1, 2016 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA”), both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) BRIAN D. DONAHUE, an individual currently residing at Orchard Park, New York (“Employee”). This Amendment is effective as of March 19, 2018.

RECITALS

A.	Pursuant to the terms of the January 1, 2016 Employment Agreement between Employee and Employer (“Employment Agreement”), Employee is currently employed as Chief Banking Officer and Executive Vice President of Employer.
B.	Employee has indicated to Employer that Employee would like to retire on December 31, 2018, which is the date on which the term of the Employment Agreement is scheduled to expire.
C.	Employee and Employer, desirous of ensuring an orderly transition of Employee’s employment duties and responsibilities prior to Employee’s retirement, hereby mutually agree as follows:

TERMS

1.       Voluntary Resignation. Employee’s voluntary resignation from his position as Chief Banking Officer and Executive Vice President of Employer will be effective as of June 2, 2018.

2.       Transition Duties. During the period June 2, 2018 through December 31, 2018, and in lieu of the duties and responsibilities described in Paragraph 2 of the Employment Agreement, Employee shall be assigned and perform such transition, succession and other duties as may from time to time be reasonably assigned to Employee by Employer’s President and Chief Executive Officer, or the authorized designee of Employer’s Board of Directors. By way of example and not limitation, Employee agrees to provide reasonably requested guidance and direction to appropriate Employer personnel to ensure an orderly transition of Employee’s employment duties and responsibilities. Employee shall continue to report to the President and Chief Executive Officer of Employer or the President and Chief Executive Officer’s designee. Employer and Employee anticipate that the level of bona fide services that Employee will perform after June 2, 2018 will permanently decrease to no more than 20 percent of the average level of bona fide services performed by Employee over the immediately preceding 36-month period.

3.       Voluntary Retirement. Employee’s voluntary retirement will be effective as of December 31, 2018.

4.       Management Incentive Plan. Although Employee will be employed through December 31, 2018, Employee’s incentive compensation, if any, for calendar year 2018 pursuant to the terms of Employer’s Management Incentive Plan shall be prorated, based on Employee’s (Tier 2) position and service through June 2, 2018, plus any imputed service attributable to Employee’s accrued but unused vacation time calculated as of June 2, 2018. Payment (if any) shall be made at the time and in the form determined pursuant to Employer’s Management Incentive Plan.

5.       Long-Term Equity Incentive Grant. For purposes of any rights Employee may have pursuant to the three-year long-term equity incentive grant issued to Employee by Employer with a grant effective date of January 1, 2016, Employee shall be given credit for his employment through December 31, 2018. To the extent earned in accordance with the terms of such long-term equity incentive grant, benefits will be paid or provided at the time and in the form described in such grant.

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6.       Retirement Benefit. For purposes of calculating Employee’s benefit under the October 18, 2013 Supplemental Retirement Plan Agreement between Employee and Employer, Employee’s final average compensation shall be calculated by averaging Employee’s annual base salary and cash incentive payments awarded during calendar years 2014 through 2018.

7.       Entire Agreement. Except as otherwise provided in this Amendment, all of the terms and conditions of the Employment Agreement shall remain the same. Accordingly, this Amendment, read in conjunction with the Employment Agreement, constitutes the entire agreement between the parties with respect to the subject matter of the Employment Agreement.

8.       Employee’s Affirmation and Acknowledgement. Employee hereby affirms that his decisions to enter into this Amendment, to resign his position, and to retire in accordance with the terms of this Amendment are entirely voluntary. For the avoidance of doubt, Employee acknowledges that his decisions to enter into this Amendment, to resign his position, and to retire in accordance with the terms of this Amendment shall not form the basis for a claim that his employment has been involuntarily terminated by Employer or that he has “Good Reason” (as defined in the Employment Agreement) to elect to terminate his employment. Employee specifically acknowledges and agrees that, if his employment with Employer changes and ends in the manner contemplated by this Amendment, he will not be entitled to the benefits described in Paragraph 3(e) of the Employment Agreement.

[Signature page follows.]

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The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski

Its President and CEO

Date: March 19, 2018

COMMUNITY BANK, N.A.

By:	/s/ Mark E. Tryniski

Its President and CEO

Date: March 19, 2018

/s/ Brian D. Donahue
BRIAN D. DONAHUE

Date: March 19, 2018

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